Exhibit 99.1

Viasat Announces Retirement of Vice Chairman Rick Baldridge

Decision follows Viasat’s acquisition of Inmarsat

CARLSBAD., Calif., June 14, 2023 – Viasat, Inc. (NASDAQ: VSAT), a global leader in satellite communications, announced today that Rick Baldridge will be retiring from his role as Vice Chairman, effective June 30, 2023, and will remain a member of the Board of Directors. The announcement comes following a successful close of Viasat’s acquisition of Inmarsat, a deal Baldridge led for the last two years.

Baldridge joined Viasat in 1999, and has served in senior executive roles including Executive Vice President and Chief Operating Officer from 2002, and as President and Chief Operating Officer from 2003. He was appointed President and Chief Executive Officer in November 2020 and assumed the role of Vice Chairman in July 2022.

“In his more than 20-year career with Viasat, Rick has been integral to the evolution of the company—supporting our approximately 50x revenue growth from a subsystems technology manufacturer to a global industry leader in satellite communications services, systems solutions, and space and ground products,” said Mark Dankberg, chairman and CEO, Viasat. “His leadership and personal involvement in the Link-16 divestiture and the Inmarsat acquisition were just the most recent examples of the many contributions he’s made to our growth. All of us at Viasat are grateful for his dedication, insight and leadership, and we are very pleased that he will continue his service with the company as a member of our board of directors.”

“I am so proud to have worked alongside the incredibly talented employees at Viasat for the last 24+ years,” said Baldridge. “It has been my privilege to have worked with the three cofounders to further a culture of innovation and meritocracy. It is bitter-sweet as although we have grown a great company, the best is yet to come. I look forward, as a member of the board, to continuing to see the fruits of the combination of the ViaSat-3 constellation and the integration with Inmarsat come together to benefit our employees, customers across the globe and shareholders. Together we can make a huge difference in people’s lives through education, healthcare, and local commerce.”

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. With offices in 24 countries around the world, our mission shapes how consumers, businesses, governments and militaries around the world communicate and connect. Viasat is developing the ultimate global communications network to power high-quality, reliable, secure, affordable, fast connections to positively impact people’s lives anywhere they are—on the ground, in the air or at sea, while building a sustainable future in space. On May 30, 2023, Viasat completed its acquisition of Inmarsat, combining the teams, technologies and resources of the two companies to create a new global communications partner. Learn more at www.viasat.com, the Viasat News Room or follow us on Facebook, Instagram, LinkedIn, Twitter or YouTube.

Copyright © 2023 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts

Deb Green – Corporate, +1 (678) 395-0122, PR@viasat.com

Paul Froelich/Peter Lopez, Investor Relations, +1 (760) 476-2633, IR@viasat.com